Exhibit 5.1

December 28, 2012

Board of Directors

Comstock Mining Inc.

1200 American Flat Road

Virginia City, NV 89440

Re: Registration Statement on Comstock Mining Inc.’s Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to Comstock Mining Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (including the prospectus which is a part thereof, the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 as amended (the “Act”) of up to 31,122,873 shares of common stock of the Company, par value $0.00666 per share (the “Common Stock”), issuable upon conversion of shares of the Company’s Series A-1 Convertible Preferred Stock, for resale by certain stockholders as provided in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in those certain documents included as Exhibits to the Registration Statement and on a certificate of an officer of the Company. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have also assumed that the number of shares of Common Stock, when issued as dividends or otherwise offered and sold by the Company, when combined with the number of issued and outstanding shares of common stock of the Company at such time, will not exceed the maximum authorized number of shares provided in Section 3 of the Company’s Articles of Incorporation and any applicable Certificates of Designation. We have not verified these assumptions.

Our opinion set forth below is limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws.

December 28, 2012

Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock are duly authorized for issuance by the Company and, when issued upon conversion of such Series A-1 Convertible Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid, and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

McDONALD CARANO WILSON LLP